Exhibit 10.22

Global Wataire, Inc
Management Agreement

Dear Mr. Harland:

The following consulting Agreement between Global Wataire, Inc. (The Company or (GW) and Ameri-can Equipment Sales & Leasing Inc. or AESL outlines the terms under which Sydney Harland will perform the consulting services for the company.

1.

Service: President & CEO

Sydney Harland will perform consulting services as directed by the board of directors as defined here and in section five below.

2.

Term:

The contract shall be for a term of sixty months (five years) commencing on the 25th day of August 2007.

3.

Compensation:

a)

Fee of US 220,000 annually, to be invoiced to the Company at the rate of $ 18,333.33 monthly. The Board of Directors will review this fee from time to time.

b)

Sydney Harland will be granted family health and denial benefits of $US15, 000 dollars annually. The Board of Directors will review this fee from time to time.

c)

Entitlement to a bonus of up to 50% of annual fee if and when granted by the Board of Directors subject to the achievement of annual performance criteria as approved by the Board.

d)

You will be entitled to participate in the company's stock option plan when grants are determined by the Board of Directors.

e)

AESL will invoice the company monthly for Mr. Harland's out of pocket expenses such as travel, meals and entertainment and other such expenses related to the execution of his duties, including $1,000 per month as an automobile allowance.

/s/ Ameri-can Equipment Sales & Leasing Inc.

Ameri-can Equipment Sales & Leasing Inc.